Exhibit 99.1

Beam Global Reports Record Year End 2023 Operating Results

Conference Call Wednesday April 17, 2024 at 4:30 p.m. ET

SAN DIEGO, CA – April 16, 2024 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative and sustainable infrastructure solutions for the electrification of transportation and energy security, today announced operating results for the year ended December 31, 2023.

2023 and Recent Company Highlights

•	Record full year revenues of $67.4 million, 206% year over year increase
•	Record Q4 revenues of $20.0 million, 154% year over year increase and highest quarterly revenue in the company’s history
•	Record full year EV ARC™ system production, 194% year over year increase
•	Positive full-year gross profit – an improvement of 9% as a percentage of revenue over 2022
•	Debt free and $100 million line of credit available and unused
•	Current pipeline $150 million, backlog of $22 million at December 31, 2023
•	Received $7.4 million order from the U.S. Army for 88 off-grid EV ARC™ EV charging systems – 3rd largest order in company history
•	Received $4.8 million order from U.S. Department of Homeland Security for sustainable EV charging infrastructure products – 5th largest order in company history
•	Acquired Amiga creating Beam Europe to open largest market in the world to Beam Global clean technology solutions with existing customer relationships in 17 nations
•	Awarded first European government supplier agreement on the UK’s Crown Commercial Service
•	Received first million-dollar European order for EV ARC™ solar-powered EV charging systems from UK Ministry of Defence
•	Received new European orders from leading telecommunications provider totaling US$1.2 million
•	Qualified for U.S. Federal government FedRAMP
•	Increased EV ARC™ base unit sales price by 8.25%
•	Expanded global patent portfolio:
o	Granted U.S. Patent for Wireless / Inductive Electric Vehicle Charging Powered by Renewable Energy
o	Granted European patent for Compact Transportation-Configurable EV ARC™ Systems
o	Granted European patent for EV Standard™ Curbside EV Charging Infrastructure product
o	Granted European Patent for Thermal Management Technology that Makes Lithium-ion Batteries Safer
o	Granted patents in China and India for Thermal Management Technology that Makes Lithium-ion Batteries Safer
•	Enhanced Beam global leadership team:
o	Judy Krandel joined Beam Global Board of Directors as Audit Committee Chair
o	Europe-based George Syllantavos joined Beam Global Board of Directors
o	Appointed Mark Myers, former nuclear navy officer, as Chief Operating Officer
o	Appointed Lisa Potok as Chief Financial Officer
•	Significantly expanded engineering expertise to further develop new product solutions for the electrification of transportation and the security and decarbonization of energy infrastructure
•	Significantly expanded development and manufacturing capacity to bring Beam Global products to European markets and beyond
•	Commenced fabrication of EV Standard™ beta products
•	Launched 160 mph wind-rated EV ARC™ sustainable EV charging infrastructure product line

“The Beam Team delivered a tripling of revenues, positive and significantly improved gross profits, significantly reduced operating costs as a percentage of revenues, a tangible path to cash flow, and growing pipeline and healthy backlog,” said Desmond Wheatley, CEO of Beam Global. “We executed a major geographic expansion into the world's largest market for our products through our acquisition of Amiga DOO and won an important government contract award and our first million-dollar EV ARC™ order from a European military within five months of creating Beam Europe. We made significant enhancements to our operational, engineering and leadership teams and implemented efficiencies and design enhancements which enabled us to reduce direct costs and improve our products. We were awarded multiple new and meaningful patents and several awards for our existing products. We are now fabricating the first physical components of a major new product launch – EV Standard – in our European and Chicago facilities and we intend to bring that product to market early in the second half of this year. We achieved all of this in the same year without taking on debt and without meaningful dilution. 2023 was the best operational year by far in our history, and we believe that we have laid the groundwork for continued improvements in 2024.”

2023 Financial Summary

Revenues

For the fourth quarter of 2023, Beam Global reported record revenues of $20.0 million, a 154% increase over the same period in 2022. Full year revenues for 2023 were a record $67.4 million, a 206% increase over 2022. The 2023 revenue growth is primarily attributable to an increase in federal orders from larger orders we received in late 2022.

Gross Profit

Gross profit for the quarter ended December 31, 2023 was $0.4 million, or 2% of sales, compared to a gross loss of $0.7 million, or 9% of sales in the fourth quarter of the prior year. As a percentage of sales, our gross profit improved by 11%. For the year ended December 31, 2023, our gross profit was $1.2 million, or 2% of sales, compared to a gross loss of $1.7 million, or 7% of sales in 2022. As a percentage of sales, the full year margin improved by 9%. Excluding non-cash intangible amortization from the 2023 gross margin, increases gross profits to $2.1 million. The improvement in gross margin is primarily due to the increase in production levels compared to the prior year which resulted in favorable fixed overhead absorption, as well as cost savings from engineering design changes, labor efficiencies and reduction in material costs.

Operating Expenses

Operating Expenses were $5.5 million or 28% of revenues for the fourth quarter of 2023, compared to $7.1 million or 90% of revenues for the same period in the prior year, an improvement of 62% year over year. Operating expenses decreased by $1.9 million for non-cash contingent consideration related to the All Cell Technologies acquisition and for non-cash stock compensation expense, partially offset by increases for sales commissions. For the year ended December 31, 2023, total operating expenses were $17.5 million or 26% of revenues compared to $18.0 million, or 82% of revenues for the same period in 2022, an improvement of 56% as a percentage of revenues. Expenses in 2023 included a $5.3 million reduction in the fair value of contingent consideration expense related to the All Cell Technologies acquisition which was recorded in 2022 but was not required in 2023. Operating expense increases included commissions due to the increase in sales, the addition of operating expenses for Amiga for Q4 following the acquisition and increased salaries and consultants including R&D related to the development of the new EV Standard™ product.

Net Loss

Net loss was $5.1 million, or 25% of revenue for the fourth quarter of 2023, compared to $7.8 million, or 99% of revenue, for the same period in 2022 an improvement of 74% year over year. Net Loss was $16.1 million or 24% of revenues for the year ended December 31, 2023, compared to $19.7 million or 90% of revenues for 2022 an improvement of 66% year over year. The year-to-date net loss included non-cash expense items such as depreciation, intellectual property amortization and non-cash compensation expense of $4.3 million in 2023 and $9.2 million in 2022. 2023 net loss excluding noncash items was $11.8 million or 18% of revenues.

Cash and Working Capital

On December 31, 2023, we had cash of $10.4 million, compared to $1.7 million at December 31, 2022. The cash increase was primarily due to a capital raise in June 2023, offset by increased accounts receivable due to the increased revenues, operating losses and cash payments for the acquisition of Amiga in the fourth quarter. Our working capital increased from $6.8 million to $23.8 million from December 31, 2022 to December 31, 2023 due to the cash from the capital raise and the increase in accounts receivable and inventories resulting from the increased orders and revenues.

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Conference Call April 17, 2024 at 4:30 p.m. ET

Management will host a conference call on Wednesday April 17, 2024 at 4:30 p.m. ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10188501/fc58d5e2fd

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available at the above URL for one year following the call.

About Beam Global

Beam Global is a clean technology innovator which develops and manufactures sustainable infrastructure products and technologies. We operate at the nexus of clean energy and transportation with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage and vital energy security. With operations in the U.S. and Europe, Beam Global develops, patents, designs, engineers and manufactures unique and advanced clean technology solutions that power transportation, provide secure sources of electricity, save time and money and protect the environment. Headquartered in San Diego with facilities in Chicago, Belgrade and Kraljevo, Beam Global has a deep patent portfolio and is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and X (formerly Twitter).

Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition of Amiga, its expected benefits, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Skyya PR

+1 651-335-0585

Press@BeamForAll.com

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Beam Global

Consolidated Balance Sheets

(In thousands)

	December 31,
	2023	2022
Assets
Current assets
Cash	$10,393	$1,681
Accounts receivable, net	15,943	4,429
Prepaid expenses and other current assets	2,453	1,579
Inventory	11,933	12,246
Total current assets	40,722	19,935

Property and equipment, net	16,513	1,548
Operating lease right of use assets	1,026	1,638
Goodwill	10,270	4,600
Intangible assets, net	9,050	9,947
Deposits	62	62
Total assets	$77,643	$37,730

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,732	$2,865
Accrued expenses	2,737	1,687
Sales tax payable	209	33
Deferred revenue, current	828	1,183
Note payable, current	40	–
Deferred consideration, current	2,713	–
Contingent consideration, current	–	6,776
Operating lease liabilities, current	615	628
Total current liabilities	16,874	13,172

Deferred revenue, noncurrent	402	266
Note payable, noncurrent	160	–
Contingent consideration, noncurrent	4,725	15
Other long-term liabilities	5,485	–
Operating lease liabilities, noncurrent	455	1,070
Total liabilities	28,101	14,523

Total stockholders' equity	49,542	23,207
Total liabilities and stockholders' equity	$77,643	$37,730

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Beam Global

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended
	December 31,
	2023	2022

Revenues	$67,353	$21,995
Cost of revenues	66,149	23,662
Gross profit (loss)	1,204	(1,667)

Operating expenses	17,465	18,049
Loss from operations	(16,261)	(19,716)

Total other income, net	213	36

Loss before income tax expense	(16,048)	(19,680)
Income tax expense	12	2
Net loss	$(16,060)	$(19,682)

Net loss per share - basic and diluted	$(1.30)	$(1.99)
Weighted average shares outstanding - basic and diluted	12,345	9,909

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